Investor Contact: Steve Kunszabo Iridium Communications Inc. +1 (703) 287-7570 steve.kunszabo@iridium.com	Press Contact: Ashley Eames Iridium Communications Inc. +1 (703) 287-7476 ashley.eames@iridium.com

IRIDIUM ANNOUNCES FIRST-QUARTER 2012 RESULTS; COMPANY EXPANDS SUBSCRIBERS 22% AND AFFIRMS 2012 OUTLOOK FOR CONTINUED GROWTH

MCLEAN, Va. – May 3, 2012 – Iridium Communications Inc. (Nasdaq:IRDM) (“Iridium”) today reported financial results for the first quarter of 2012 and affirmed its outlook for the full-year 2012. Net income was $12.4 million, or $0.16 per diluted share, for the first quarter of 2012, as compared to $8.3 million, or $0.11 per diluted share, for the first quarter of 2011. Operational EBITDA (“OEBITDA”)(1) for the first quarter was $43.9 million, as compared to $43.1 million for the prior-year period, representing year-over-year growth of 2 percent and an OEBITDA margin(1) of 47 percent. OEBITDA benefited from strong growth in commercial service revenue, but was negatively impacted by a $1.2 million charge related to a product warranty expense.

Iridium reported first-quarter total revenue of $93.5 million, which consisted of $66.8 million of service revenue and $26.6 million of equipment, engineering and support revenue. Total revenue grew 2 percent versus the comparable period of 2011, while service revenue increased 9 percent from the year-ago period. Service revenue, which represents primarily recurring revenue from Iridium’s growing subscriber base, was 72 percent of total revenue for the first quarter of 2012 as compared to 67 percent in the year-ago period.

The Company ended the quarter with 544,000 total billable subscribers, which compares to 447,000 for the year-ago period and 523,000 for the quarter ended December 31, 2011. Total billable subscribers grew 22 percent year-over-year, driven by strength in commercial voice and machine-to-machine (“M2M”) customers.

“Iridium is off to a solid start in 2012, with our core commercial business growing subscribers 24% and service revenue 13% year-over-year,” said Matt Desch, CEO, Iridium. “We’ve also posted our sixth consecutive quarter of approximately 50% year-over-year M2M subscriber growth since we began specifically reporting on this business, and now draw nearly one-fifth of our commercial service revenue from this fast-growing market. In the maritime sector, we’re building on a strategy to capture more market share with a value-oriented broadband offering. We’ve expanded our relationships with VSAT operators and are supporting our partners in a way that extends our reach and fosters innovation, rather than competing directly with them. Partner interest remains strong for our new Iridium PilotTM broadband platform, as we have visibility to our order book reaching 60% of our full-year 2012 target in the first quarter. Our Iridium OpenPort® service now represents 10% of our commercial service revenue and will remain a meaningful contributor to our results in the future.”

Desch continued, “We’re still seeing solid growth in Netted IridiumSM and M2M data services, but that’s being offset by softness in our traditional U.S. Government voice business due to reduced spending and troop levels. The U.S. Department of Defense exercised the option for its fifth of five contract years through March 2013. We anticipate getting to work with them on a new multi-year contract later this year, and expect that the framework of our relationship will remain essentially the same. All in all, our network is healthy, our markets are attractive, and our recurring service revenue growth continues to support operating cash flow expansion.”

Iridium Business Highlights

Service – Commercial

Commercial service remained the largest part of Iridium’s business, representing 55 percent of the Company’s total revenue during the first quarter. The Company’s commercial customer base is diverse and includes markets such as maritime, aviation, oil and gas, mining, recreation, forestry, construction, transportation and emergency services. These customers rely on Iridium’s products and services as critical to their daily operations and integral to their communications and business infrastructure.

•	Commercial service revenue was $51.1 million, a 13 percent increase from last year’s comparable period, primarily supported by gains in M2M data, handheld voice and Iridium OpenPort broadband customers.

•	Commercial voice average revenue per user (“ARPU”) was $45 during the first quarter, a 4 percent year-over-year decrease. Voice ARPU declined primarily due to lower postpaid customer usage of L-Band transceivers, partially offset by growth in the higher ARPU Iridium OpenPort service. Commercial M2M data ARPU was $18 during the first quarter, unchanged from last year’s comparable period.

•	Iridium’s commercial business ended the quarter with 496,000 billable subscribers, which compares to 401,000 for the prior-year quarter and to 475,000 for the quarter ended December 31, 2011. M2M data subscribers increased 49 percent year-over-year and represented 37 percent of billable commercial subscribers, an increase from 31 percent at the end of the prior-year period. Commercial voice subscribers increased 13 percent from the year-ago period.

Service – Government

Iridium is regarded as a key partner in the U.S. Government communications infrastructure. Iridium’s voice and data solutions improve situational awareness for military personnel and track critical assets in tough environments around the globe, providing a unique value proposition that is not easily duplicated. The Department of Defense continues to invest with Iridium in its products and dedicated gateway, further validating the lasting and long-term nature of the Company’s relationship with this important customer.

•	Government service revenue was $15.7 million, a 1 percent decrease from the prior-year period, primarily driven by a decline in traditional voice subscribers, partially offset by solid growth in Netted Iridium and M2M data customers.

•	Government voice ARPU was $138 during the first quarter, a 1 percent year-over-year decrease. Voice ARPU declined as a result of growth in lower-priced Netted Iridium subscribers. Government M2M data ARPU was $18 during the first quarter, down 18 percent from last year’s comparable period, as lower-ARPU tracking devices continued to become a bigger part of the government’s M2M subscriber profile.

•	Iridium’s government business ended the quarter with 48,000 billable subscribers, which compares to 46,000 for the prior-year quarter and to 48,000 for the quarter ended December 31, 2011. Government voice subscribers decreased 3 percent year-over-year due to reduced government spending and troop levels. M2M data subscribers increased 33 percent year-over-year and represented 25 percent of billable government subscribers, an increase from 20 percent at the end of the prior-year period.

Equipment

•	Equipment revenue was $21.5 million during the first quarter, a 12 percent year-over-year decrease. Revenue declined primarily due to a 20% drop in handset sales volumes, partially offset by a 29% increase in M2M sales volumes. Iridium believes that handset sales volumes in the year-ago period were positively impacted by incentive pricing for bulk customer orders.

•	Iridium also booked a $1.2 million charge in the first quarter related to a product warranty expense for its Iridium Extreme® handset. The Company has implemented a solution for the production problem, has taken corrective action, and expects to replace the affected phones in the next couple months while also fulfilling new orders.

•	The Company continues to expect that its OEBITDA contribution from equipment sales for the full-year 2012 will be similar to the full-year 2011.

Engineering & Support

•	Engineering and support revenue was $5.1 million during the first quarter, a decrease of 11 percent from the prior-year period, primarily resulting from a decline in lower margin contract revenue on government projects.

Capital expenditures were $34.8 million for the first quarter and primarily related to spending for the Company’s next-generation satellite constellation, Iridium NEXT, and upgraded ground network infrastructure at its commercial gateway. The Company ended the first quarter with a cash and cash equivalents balance of $146.9 million and gross debt of $441.1 million. Net debt was $253.5 million.

Iridium NEXT and Hosted Payloads Update

•	Iridium has begun the critical design phase for its new satellite system, Iridium NEXT. Iridium NEXT will replace the current constellation with new and more powerful satellites. The Company remains on track to begin deploying Iridium NEXT in early 2015.

•	Iridium expects to announce the details of its primary hosted payload mission in June 2012. This announcement is expected to detail the Company’s formation of a global aviation monitoring business, which would deploy a payload that monitors aircraft all over the world and then supply that information in near real-time to Air Navigation Service Providers such as the Federal Aviation Administration, Nav Canada, NATS and others. Iridium believes that providing aircraft control surveillance over oceans and remote regions is a potentially transformational capability, allowing airlines to fly more optimal routes, save billions of dollars in fuel and reduce carbon emissions, while also improving air traffic safety in these regions.

2012 Outlook

The Company affirmed its full-year 2012 outlook for total billable subscriber growth, service revenue and OEBITDA. The Company expects:

•	Total billable subscriber growth between 20 percent and 25 percent for the full-year 2012
•	Total service revenue growth between 8 percent and 11 percent for the full-year 2012
•	Full-year 2012 OEBITDA to be between $210 million and $220 million. OEBITDA for 2011 was $190.4 million.

	2012 Outlook (March 2012)	2012 Outlook (May 2012)
Total Billable Subscriber Growth	20% to 25%	Affirmed
Total Service Revenue Growth	8% to 11%	Affirmed
Operational EBITDA (OEBITDA)	$210 million to $220 million	Affirmed

Non-GAAP Financial Measures & Definitions

(1)   In addition to disclosing financial results that are determined in accordance with U.S. GAAP, the Company discloses Operational EBITDA and Operational EBITDA margin, which are non-GAAP financial measures, as supplemental measures to help investors evaluate the Company’s fundamental operational performance. Operational EBITDA represents earnings before interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT), share-based compensation expenses, and the impact of purchase accounting. The Company also presents Operational EBITDA expressed as a percentage of adjusted revenue, or Operational EBITDA margin. Adjusted revenue excludes the impact of purchase accounting and Iridium NEXT revenue. Operational EBITDA does not represent, and should not be considered, an alternative to U.S. GAAP measurements such as net income or loss, and the Company’s calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT only), share-based compensation expenses, and the impact of purchase accounting, the Company believes the result is a useful measure across time in evaluating its fundamental core operating performance. Management also uses Operational EBITDA to manage the business, including in preparing its annual operating budget, debt covenant compliance, financial projections and compensation plans. The Company believes that Operational EBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. However, there is no standardized measurement of Operational EBITDA, and Operational EBITDA as the Company presents it may not be comparable with similarly titled non-GAAP financial measures used by other companies. As indicated, Operational EBITDA does not include interest expense on borrowed money or the payment of income taxes or depreciation expense on the Company’s capital assets, which are necessary elements of the Company’s operations. It also excludes expenses in connection with the development, deployment and financing of Iridium NEXT. Since Operational EBITDA does not account for these and other expenses, its utility as a measure of the Company’s operating performance has material limitations. Due to these limitations, the Company’s management does not view Operational EBITDA in isolation and also uses other measurements, such as net income, revenues and operating profit, to measure operating performance. Please refer to the schedule below for a reconciliation of Operational EBITDA to consolidated GAAP net income and Iridium’s Investor Relations webpage at www.iridium.com for a discussion and reconciliation of this and other non-GAAP financial measures.

Supplemental Reconciliation of GAAP Net Income to Operational EBITDA

	Iridium Communications Inc.
	For the Three Months Ended March 31,
	2012	2011
	(In thousands)
GAAP net income	$12,418	$8,299
Interest expense	85	11
Interest income	(153)	(296)
Income taxes	(949)	3,911
Depreciation and amortization	24,204	23,331
Iridium NEXT expenses, net	6,729	6,229
Share-based compensation	1,668	1,334
Transaction expenses	-	233
Non-cash purchase accounting	(137)	23
Operational EBITDA	$43,865	$43,075

Conference Call Information

As previously announced, the Company will host a conference call to discuss results at 8:30 a.m. ET on Thursday, May 3, 2012. Callers should dial (877) 334-1964 (U.S. only) or (631) 291-4574 (from outside the U.S.) to access the call. The conference call will also be simultaneously webcast on Iridium’s Investor Relations webpage at www.iridium.com. A replay of the conference call will be available beginning Thursday, May 3, 2012 through Thursday, May 10, 2012 at Iridium’s Investor Relations webpage. Callers can also dial (855) 859-2056 (U.S. only) or (404) 537-3406, Access Code 61804365, for an audio replay of the conference call.

About Iridium Communications Inc.

Iridium is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations and assets to and from anywhere, in real time. Together with its ever-expanding ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. The company has a major development program underway for its next-generation network – Iridium NEXT. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the NASDAQ Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services and partner solutions, visit www.iridium.com. IRDM-F

Forward-Looking Statements

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the development of Iridium NEXT; anticipated hosted payload arrangements; the development of the product portfolio and the size of the addressable market; anticipated growth in subscribers, data services and total service revenue; anticipated equipment revenue; anticipated growth in Operational EBITDA and OEBITDA margin and anticipated cash taxes. Other forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding increases in customer demand for Iridium’s products and services, Iridium’s ability to maintain the health, capacity and content of its satellite constellation, and the development of and transition to Iridium NEXT, including expanded capacity and features, and the development of and market for hosted payloads, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the Company’s Form 10-K for the period ended December 31, 2011, filed with the Securities and Exchange Commission on March 6, 2012. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-looking statements speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements.

# # #

Iridium Communications Inc.

Consolidated Statements of Operations

(In thousands)

	Three Months Ended March 31,		Non-Cash Purchase Accounting for the Three Months Ended March 31, (1)
	2012	2011	2012	2011

Revenue:
Service revenue
Commercial	$51,104	$45,295	$(123)	$(282)
Government	15,744	15,875	-	-
Total service revenue	66,848	61,170	(123)	(282)
Subscriber equipment	21,540	24,410		-
Engineering and support service	5,086	5,723	-	-
Total revenue	93,474	91,303	(123)	(282)

Operating expenses:
Cost of services (exclusive of depreciation and amortization)	18,003	16,939	(259)	(259)
Cost of subscriber equipment sales	13,342	13,045	-	-
Research and development	5,689	4,268	-	-
Selling, general and administrative	18,148	17,419	-	-
Depreciation and amortization	24,204	23,331	19,572	19,333
Total operating expenses	79,386	75,002	19,313	19,074

Operating profit (loss)	14,088	16,301	(19,436)	(19,356)

Other (expense) income:
Interest income, net	68	285	-	-
Undrawn credit facility fees	(2,779)	(4,298)	-	-
Other (expense) income, net	92	(78)	-	-
Total other expense	(2,619)	(4,091)	-	-

Earnings (loss) before provision (benefit) for taxes	11,469	12,210	(19,436)	(19,356)
Benefit from (provision for) income taxes	949	(3,911)	7,116	7,485
Net income (loss)	$12,418	$8,299	$(12,320)	$(11,871)

Operational EBITDA	$43,865	$43,075	$-	$-

(1) The impact of purchase accounting on the carrying value of inventory, property and equipment, intangible assets and accruals of Iridium Communications Inc., was an increase of  approximately $19.8 million, $348.2 million, $95.5 million and $29.0 million, respectively, compared to Iridium Holdings LLC’s balance sheet as of September 29, 2009. Similarly, Iridium Holdings LLC's deferred revenue decreased by $7.4 million. As a result of the effect of the purchase accounting, the decrease in the carrying value of deferred revenue caused a decrease in revenue, which we expect will continue through 2012. In addition, the increase in accruals had the effect of reducing cost of services (exclusive of depreciation and amortization) during 2011 and 2010, which we expect will continue into future periods. The increase in property and equipment and intangible assets had the effect of increasing depreciation and amortization expense during 2012 and 2011, which we expect will continue into future periods.

Iridium Communications Inc.
Summary Revenue and OEBITDA Highlights

	Three Months Ended March 31,		% Change
	2012	2011
	(In thousands)
Revenue
Service revenue(1)
Commercial
Voice and M2M data service
Voice	$41,880	$38,923	8%
M2M data(2)	9,224	6,372	45%
Total commercial voice and M2M data service	51,104	45,295	13%

Government(3)
Voice and M2M data service
Voice	15,116	15,342	-1%
M2M data	628	533	18%
Total government voice and M2M data service	15,744	15,875	-1%
Total service revenue	66,848	61,170	9%

Subscriber equipment	21,540	24,410	-12%

Engineering and support services(4)
Government	4,820	5,487	-12%
Commercial	266	236	13%
Total engineering and support services	5,086	5,723	-11%

Total Revenue	$93,474	$91,303	2%

Operational EBITDA Margin Reconciliation
Total revenue	$93,474	$91,303
Operational EBITDA adjustments that impact revenue:
Non-cash purchase accounting	123	282
Iridium NEXT revenue	(17)	(8)
Adjusted revenue(5)	$93,580	$91,577

Operational EBITDA	$43,865	$43,075	2%
Operational EBITDA margin(6)	47%	47%	0%

Other
Capital expenditures (7)	$34,791	$56,233

Net debt (8)	$253,502	$79,507

(1) Service revenue consists of primarily subscription-based services which often generate a long-term recurring revenue stream from subscribers.
(2) M2M data service provides a two-way short burst data transmission between Iridium Communications Inc.'s network and a telemetry unit, which may be located, for example, on a container in transit or a buoy monitoring oceanographic conditions.
(3) Government service revenue consists of voice and M2M data subscription-based services provided to agencies of the U.S. government through prime contracts or subcontracts.
(4) Engineering and support includes maintenance services to the U.S. government's dedicated gateway in Hawaii and engineering services to assist customers in developing new technologies for use on Iridium Communications Inc.'s satellite system.
(5) Total revenue adjusted for the impact of non-cash purchase accounting adjustments and Iridium NEXT revenue.
(6) Operational EBITDA margin is calculated by dividing Operational EBITDA by adjusted revenue.
(7) Capital expenditures based on cash spent in the respective period.
(8) Net debt is calculated by taking the sum of the short term and long term debt less cash and cash equivalents and the debt service reserve for the credit facility.

Iridium Communications Inc.
Subscriber Highlights

Billable Subscribers (1)	As of March 31,		% Change
	2012	2011
	(In thousands, except ARPU)
Commercial
Voice and M2M data service
Voice	313	278	13%
M2M data	183	123	49%
Total commercial voice and M2M data service	496	401	24%

Government
Voice and M2M data service
Voice	36	37	-3%
M2M data	12	9	33%
Total government voice and M2M data service	48	46	4%
Total billable subscribers	544	447	22%

	Three Months Ended March 31,		% Change
	2012	2011
	(In thousands, except ARPU)
Net Subscriber Additions
Commercial
Voice and M2M data service
Voice	6	6	0%
M2M data	15	11	36%
Total commercial voice and M2M data service	21	17	24%

Government
Voice and M2M data service
Voice	(1)	1	-200%
M2M data	1	2	-50%
Total government voice and M2M data service	-	3	-100%
Total billable subscribers	21	20	5%

ARPU(2)	Three Months Ended March 31,
Commercial	2012	2011
Voice	$45	$47	-4%
M2M data	$18	$18	0%
Government
Voice	$138	$140	-1%
M2M data	$18	$22	-18%

(1) Subscribers as of the end of the respective period.
(2) ARPU is calculated by dividing the revenue in the respective period by the average of billable subscribers at the beginning of the period and billable subscribers at the end of the period and then dividing the results by the months in the period.